JOINT VENTURE AGREEMENT
                             -----------------------


     THIS JOINT VENTURE AGREEMENT (the"Agreement") is made and entered into as of the 1st day of January 2003, by and between Cobalt Corporation a Wisconsin Chapter 180 business corporation ("Cobalt"), Valley Health Plan, Inc., a Wisconsin Chapter 611 insurance corporation ("VHP"), and Luther Hospital, Mayo Health System, a Wisconsin Chapter 181 nonprofit corporation, Midelfort Clinic, Ltd., Mayo Health System, a Wisconsin Chapter 181 nonprofit corporation, hereafter collectively referred to as Luther Midelfort ("L/M").

                                    PREAMBLE
                                    --------

     WHEREAS, the parties wish to coordinate the design and marketing of various managed care insurance products which utilize a provider network, including, without limitation, Point of Service ("POS") and Health Maintenance Organization ("HMO") products and programs;

     WHEREAS, L/M shall participate in the offering of these products by serving as the primary provider and by assisting in the design and marketing of the products;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                              1. SCOPE OF AGREEMENT
                              ---------------------

1.1 Cobalt shall be defined herein to include all of its respective subsidiaries and affiliates. L/M shall be defined herein to include those subsidiaries and affiliates listed in Attachment B.

1.2 The relationships between and among the parties are that of independent contractors working together in a cooperative arrangement. It is not the intent of the parties to create, nor should this Agreement be construed to create, a partnership or an employment relationship between or among the parties.

1.3 This Agreement shall not create any agency relationship between or among the parties other than those specifically enumerated. This Agreement creates no fiduciary relationship between or among any of the parties.

                                   2. PRODUCTS
                                   -----------

2.1 The parties will design and market various insured and self-insured managed care products that utilize a provider network, including POS and HMO products. Hereafter, these products may be collectively referred to as "Products."

2.2 The term "HMO" as used in this Agreement shall be defined as a product that utilizes a primary care physician or clinic and requires the use of a network provider to receive benefits. The term "POS" as used in this Agreement shall be defined as a product which utilizes a primary care physician or clinic, but allows the utilization of non-network providers at a lower level of benefits.

2.3 POS products offered by VHP shall contain at least a twenty (20) percent differential between the benefit levels provided when utilizing an in-network provider and benefits provided when utilizing an out-of-network provider.

                               3. GOVERNING BOARD
                               ------------------

3.1 The cooperative arrangement contemplated by this Agreement shall be directed through a Governing Board consisting of representatives from L/M and Cobalt. Cobalt and L/M shall each select four members of the Governing Board. The Governing Board shall provide review and direction on the major functions of VHP, such as, but not limited to, the business plan, the annual operating plan, marketing, public relations, underwriting, operations performance, provider contracting, and member satisfaction. A majority of the Governing Board must approve the annual business plan, National Committee on Quality Assurance ("NCQA') related programs, major marketing campaigns, and changes to the VHP provider network as set forth in Section 3.3. In the event a majority cannot be reached, the contemplated action before the Governing Board shall not take place. Employees, officers or Directors of L/M, Cobalt, or VHP serving on the Governing Board and/or committees established by the Governing Board shall not be entitled to compensation for such service.

3.2 The Governing Board shall establish three committees: 1) an Executive and Finance Committee, 2) a Marketing Committee, and 3) a Quality Committee.

     (a) The Executive and Finance Committee shall be comprised of one (1) L/M Governing Board Representative, one (1) Cobalt Governing Board Representative, the Director of Valley Health Plan, and any other persons appointed by L/M or Cobalt. The Executive and Finance Committee shall be responsible for reviewing, reporting and making recommendations to the Governing Board regarding VHP matters in such areas as periodic financial reports, regulatory filings, external and internal audits, annual operating plan, medical management programs, tactical business plans, Marketing Committee recommendations and Quality Committee recommendations.

     (b) The Marketing Committee shall be comprised of the Director of VHP, the VHP Sales Director, and two (2) L/M appointees. The Marketing Committee shall be responsible for reviewing, reporting and making recommendations to the Executive and Finance Committee on marketing related matters in such areas as: new product development, service areas, advertising and promotion, sales activities (e.g., quotes, sales, cancellations, etc.), market and product trends and product performance.

     (c) The Quality Committee shall be comprised of the VHP Medical Director, the Director of VHP, and other persons appointed by either L/M or Cobalt. The Quality Committee shall be responsible for reviewing, reporting and making recommendations to the

          Executive and Finance Committee on matters related to VHP's medical management, quality, and continuous improvement functions such as: medical management programs and policies, medical management reporting capabilities, continuous quality improvement initiatives, NCQA accreditation, regulatory filings, member satisfaction, member grievances, and pharmacy related initiatives.

3.3 Any additions or deletions to the VHP provider network in the counties of Eau Claire, Chippewa, Barron, and Dunn shall require approval by the majority of the Governing Board members. Approval shall be based upon appointment availability, geographic access, and cost of services. VHP may expand its provider network and utilize non-L/M providers in all other counties without approval of the Governing Board. Decisions regarding provider network additions or deletions in these other counties shall also be based upon appointment availability, geographic access, and cost of services.

                               4. NON-EXCLUSIVITY
                               ------------------

     During the Term of this Agreement (as defined in Article 8.1 herein) or any subsequent term(s), unless otherwise agreed by the Governing Board, (i) L/M shall be allowed to contract with entities not affiliated with Cobalt in order to participate as a network provider in any HMO or POS products offered by other entities, (ii) any Cobalt subsidiary, with the exception of VHP, shall be allowed to introduce new HMO or POS plans in any county utilizing any provider network it so chooses.

                                 5. BEST PRICE
                                 -------------

     L/M agrees to offer its Best Price to VHP for all services, and/or supplies, including but not limited to pharmaceuticals, provided to VHP members enrolled in HMO, POS, or Medicare Supplement plans. Both parties acknowledge that Osseo, Bloomer and Barron Hospitals currently offer a lower price to other payors and that these current hospital contracts do not constitute a breach of this Agreement. As used herein, "Best Price" means a price that is equal to or lower than the price L/M accepts and/or contracts for from any other non-governmental payor with respect to HMO and/or POS Products. In the event L/M offers a price to any other payor that is less than the Best Price offered to VHP for like services, the lower price will also be extended to VHP and immediately and automatically become the new Best Price. In the event there is a time period in which L/M offers a lower price to another non-governmental payor, L/M shall reimburse VHP for the difference between the new Best Price and the price paid by VHP to L/M during that same time period. Reimbursement shall be due within thirty days of notice by either party of the existence of the new Best Price. In the event reimbursement is not received within thirty (30) days, VHP shall be entitled to offset amounts due VHP under this section against payments due L/M pursuant to Attachment A, Exhibit 1.

     The parties to this Agreement acknowledge and agree that the provisions of this Article are binding on all subsidiaries and affiliates of L/M as identified in Attachment B.

                            6. NETWORK PROVIDER TERMS
                            -------------------------

     All terms relating to Provider reimbursement are set forth in Attachment A and its respective Exhibits, attached hereto and made a part of this Agreement.

                             7. OPTION TO REPURCHASE
                             -----------------------

7.1 The parties entered into a Purchase and Sale Agreement dated July 1, 1992 through which United Wisconsin Services, Inc. (now known as Cobalt) purchased one hundred percent of the outstanding shares of Midelfort Health Plan (now known as VHP) from Midelfort Clinic (now known as L/M). L/M retained an option to repurchase through the Purchase and Sale Agreement and subsequent amendments. The parties agree to grant L/M an option to repurchase VHP, subject to the terms set forth in this section of the Agreement.

7.2 L/M shall have the option to repurchase one hundred (100) percent of the outstanding shares VHP stock at the end of the Term of the Joint Venture Agreement, or upon termination of the Agreement, whichever occurs earlier.

7.3 The purchase price for exercising said option shall be an amount equal to four hundred thousand dollars ($400,000) plus one hundred (100) percent of the net equity of VHP as of the date of repurchase. The net equity shall be determined by applying generally accepted accounting principles.

7.4 L/M shall exercise its option to repurchase by giving written notice to the CEO of Cobalt at least one hundred twenty (120) days, but no more than one hundred thirty days (130) in advance of the effective date (the "Exercise Date"). The repurchase shall be effective on January 1, 2006, or the date of termination of the Agreement, whichever occurs earlier (the "Repurchase Date").

7.5 In the event that L/M exercises its option to repurchase, Cobalt shall, within forty-five (45) business days after the end of the month in which the Exercise Date occurs, provide L/M; with the following: (i) statement of all assets held by VHP and all liabilities of VHP as of the end of the month in which the Exercise Date occurs and (ii) balance sheet and statements of income and expenditures for VHP as of the end of the month in which the Exercise Date occurs.

7.6 From the Exercise Date until the closing date of such repurchase (the "Interim Period"), Cobalt shall not, in connection with VHP, without the prior written consent of L/M, (a) enter into any contract or commitment with respect to VHP extending beyond the closing date, other than the sales or purchases made in the ordinary course of its business; (b) waive any rights of any substantial value or sell, assign, or transfer any of its assets of VHP other than in the ordinary course of business; (c) incur any obligation or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business; (d) encumber any assets, tangible or intangible, other than the lien of current property taxes not due and payable; (e) sell, assign or transfer any of the assets of VHP or cancel any debts or claims; (f) increase the salaries or fringe benefits made available to employees of VHP, institute any bonus, benefit, profit sharing, stock options, pension, retirement plan, or similar arrangements for the benefit of the employees of VHP, or make any changes in any such plans or arrangements presently existing; or (g) enter into any other transactions or series of transactions other than in the ordinary course of business.

7.7 Cobalt shall, within ninety (90) days after the Repurchase Date, provide L/M. with the following: (i) statement of all assets held by VHP and all liabilities of VHP as of the Repurchase Date; and (ii) balance sheet and statements of income and expenditures for VHP as of the current calendar year and Repurchase Date.

7.8 Cobalt represents and warrants that the financial statements provided to L/M in accordance with Articles 7.5 and 7.7 hereof (i) will be in accordance with the books and records of VHP and be complete and accurate in all material respects; (ii) will present fairly and accurately in all material respects the financial condition of VHP as of the dates of the balance sheets; (iii) present or will present fairly and accurately in all material respects the results of operations of VHP for the periods covered by such statements, and (iv) have been or will be prepared in all material respects on a basis consistent with the preparations of VHP's prior years' financial statements.

7.9 Cobalt shall not liquidate, merge or take other actions with respect to VHP that would prevent L/M from exercising its option to repurchase.

                             8. TERM AND TERMINATION
                             -----------------------

8.1 The Term of the Agreement shall be for three years, commencing on January 1, 2003 and continuing in effect through December 31, 2005. This Agreement may be renewed for an additional three year term or terms, commencing on January 1, 2006, by mutual written agreement of the parties; otherwise the Agreement shall automatically renew for one year terms unless written notice of termination is given at least one hundred twenty (120) days prior to the end of the then current term. This Agreement may be terminated at the end of the Term if proper notice is given.

8.2 Notwithstanding the above, if, in accordance with Article 7, L/M exercises its right to repurchase all outstanding shares of VHP stock from Cobalt at the end of the term of this Joint Venture Agreement, or its termination, whichever is earlier, this Agreement shall terminate unless the parties mutually agree otherwise in writing. Additionally, in the event that a party substantially breaches any material term or condition of this Agreement, notice of the specific breach shall be given to the breaching party. The breaching party shall have sixty (60) days to cure such breach. In the event the breaching party fails to cure said breach, the non-breaching party shall have the right to terminate this Agreement on thirty (30) days prior written notice.

                                9. MISCELLANEOUS
                                ----------------

9.1 The parties agree to utilize their best efforts in carrying out their respective duties and obligations under this Agreement to ensure that the purposes of this undertaking are accomplished.

9.2 This Agreement supersedes all prior agreements, proposals, offers or letters of intent, including the prior joint venture agreements, relating to the subject matter hereof. Any amendment to this Agreement must be in writing, executed by, and delivered to, each of the parties.

9.3 In the event that a court, regulator, or administrative judge of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, such declaration shall have no effect on the validity or enforceability of the remainder of this Agreement; provided, however, that the basic purposes of this Agreement may be achieved through the remaining valid provisions.

9.4 Failure by any party to insist upon compliance with any term or provision of this Agreement at any time or under any set of circumstances will not operate to waive or modify that provision or render it unenforceable at any other time.

9.5 This Agreement shall be construed according to the laws of the State of Wisconsin.

9.6 All notices required or permitted by this Agreement shall be sent to the following addresses, or to such other persons or locations indicated in writing by the parties:

     Cobalt:
     Stephen E. Bablitch, CEO
     401 West Michigan Street
     Milwaukee, WI 53203

     VHP:
     Terry R. Bolz, President
     Valley Health Plan, Inc.
     2270 EastRidge Center
     Eau Claire, WI  54701

     L/M:
     Randall Linton, M.D., CEO
     Luther-Midelfort, Mayo Health System
     1400 Bellinger Street
     P. O. Box 1510 Eau Claire, WI 54702

9.7 No party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties. Such approved assignment or delegation shall inure to the benefit of the parties, their successors, and their permitted assigns or delegates.

9.8 Each signatory hereto represents and warrants that his/her execution of this Agreement on behalf of his/her respective party has been duly authorized and approved by the parties' Board of Directors and/or shareholders (if legally required).

9.9 The parties to this Agreement recognize and acknowledge the proprietary nature of information and materials made available and disclosed by the parties in performance of this Agreement. By this Agreement, both parties expressly represent, warrant, covenant and agree not to disclose to any other person, entity or party, which is not an affiliate or subsidiary, any of the proprietary information provided, disclosed or made available to either party pertaining to the operations and business of either party, including, without limitation, the compensation rates set forth in this Agreement or any Attachments hereto, and any other terms of this Agreement, without the prior written consent of the other party. Notwithstanding the foregoing and irrespective of benefit coverage, L/M shall not be prohibited from or penalized for engaging in provider-patient communications related to treatment alternatives, coverage appeal decisions, reimbursement incentives or other communications necessary to maintain the provider-patient relationship. This Article shall survive the termination or expiration of this Agreement.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective representatives.

COBALT CORPORATION

By: /s/Michael E. Bernstein
    ---------------------------------

Title: President
       ------------------------------

Date: 1/7/03
      -------------------------------

VALLEY HEALTH PLAN, INC.

By: /s/Terry Bolz
    ---------------------------------

Title: President
       ------------------------------

Date: 12/24/02
      -------------------------------

MIDELFORT CLINIC, LTD., MAYO
HEALTH SYSTEM

By: /s/Joel T. Rueber
   ----------------------------------

Title: Vice President
       ------------------------------

Date: 12/23/02
      -------------------------------


LUTHER HOSPITAL, MAYO
HEALTH SYSTEM

By: /s/Joel T. Rueber
    ---------------------------------

Title: Vice President
       ------------------------------

Date: 12/23/02
      -------------------------------

                                  ATTACHMENT A
                                     to the
                             JOINT VENTURE AGREEMENT
                                     between
                               Cobalt, VHP and L/M


DEFINITIONS
-----------


The following terms, when used in this Attachment and any Exhibits hereto, are defined as follows.

"Clinic" means Midelfort Clinic, Ltd. Mayo Health Systems, including all satellite locations.

"Coding Edits" means a comprehensive claim auditing application utilized by VHP that verifies relationships among billed procedure codes and adjudicates claims according to the auditing application.

"Covered Services" means those services rendered by Clinic, Hospital, or Physician to a Member which are eligible for reimbursement under the Program. Covered Services does not include chiropractic services.

"Hospital" means Luther, Barron, Bloomer and Osseo Hospitals.

"Inpatient Services" means those medical and ancillary Covered Services requiring the admission of a Member to Hospital as a bed patient.

"Medically Necessary" means that the services or supplies provided to a Member are required to diagnose or treat a Member's illness or injury. The determination of whether a service or supply is Medically Necessary will be made by VHP based on the findings of a medical review process and generally accepted medical practice. The service or supply must be:
     1. consistent with and appropriate for the diagnosis or treatment of the Member's symptoms, illness or injury;
     2. of proven value or usefulness, likely to yield additional information, and not redundant when performed with other procedures;
     3. not primarily for the convenience of a Member, the Member's family or a Provider; and
     4. the most appropriate and cost effective level of service that can safely be provided to a Member. When applied to inpatient Services, it means that the Member's symptoms or condition are such that services cannot be safely provided to a Member as an outpatient.

          The fact that any provider has prescribed, ordered, recommended or approved a treatment, service or supply does not in itself make it eligible for payment.

"Network Provider" means a hospital, physician, or other health care provider selected by VHP to participate in the Program.

"Outpatient Services" means those Covered Services rendered at Hospital that are not Inpatient Services.

"Member" means a person entitled to health care benefits under the Program, including but not limited to, a person entitled to receive Covered Services under the State of Wisconsin Medicaid (MA)/Badgercare HMO Program or a person enrolled in Medicare who has supplemental wrap-around coverage under a VHP policy.

"Physician(s)" means an individual (or individuals) duly licensed to practice medicine in the State of Wisconsin, employed by or contractually affiliated with Clinic.

"Primary Care Clinic" means a Network Provider clinic which specializes in family practice, general practice, general pediatrics, general internal medicine, geriatric or adolescent medicine.

"Program" means managed care programs offered and sold by VHP.

                          I. CLINIC'S RESPONSIBILITIES
                          ----------------------------

A. The medical care services required of Clinic by this Agreement shall be performed by Clinic, Hospitals, and/or Physicians. Clinic warrants and assures it has the express authority to contractually bind Hospital and Physicians to the terms and conditions expressed herein, and that it acts as Hospitals' and Physicians' agent in the execution of this Agreement. Clinic certifies that Hospitals and Physicians hold all licenses and/or certifications issued by the State of Wisconsin, or any other state(s) law(s), as necessary to perform the medical services to be provided Members.

B. Clinic shall notify VHP of the Physicians employed by or contractually affiliated with Clinic, including thirty (30) days advance notification of any additions or deletions. In cases of shorter termination by Clinic or shorter notice of termination by Physician, Clinic will give notice to VHP as soon as reasonably possible.

C. In accordance with Section II. C. herein, Clinic shall provide VHP with sixty (60) days prior written notice (or as soon as reasonably possible if Physician is unable to provide sixty (60) days prior written notice) of those Physicians who will not be accepting additional patients. A Physician not so listed shall be required to render services in accordance with the terms of this Agreement to the Members who select or are assigned to that Physician. VHP may denote in its marketing and advertising materials that Physicians have been identified by Clinic as not accepting additional patients.

D. Clinic as an organization will, at its own cost and expense, procure and maintain policies of liability insurance, including medical malpractice insurance, as required by the laws of the State of Wisconsin, and any other state(s) law(s) as necessary to fulfill Clinic's, responsibilities under this Agreement, and upon request shall furnish to VHP evidence of such insurance coverage. Clinic shall, in writing and within ten (10) business days, notify VHP of any restrictions, changes, cancellations or terminations of any of the insurance described in this Article.

E. Clinic specifically acknowledges that Clinic, Hospital and Physicians are solely responsible for all Clinical decisions regarding admission, treatment, and/or discharge of Members under Clinic's, Hospitals' or Physicians' care, notwithstanding receipt by Clinic, Hospital or Physician of any denial, authorization, or recommendation issued by VHP pursuant to its Utilization Management and Quality Improvement programs.

F. Subject to the terms of this Agreement, Clinic shall provide Covered Services to Members in the same manner and in accordance with the same standards as services are provided to Clinic's other patients.

G. Clinic, if considered an individual practice association ("IPA") under Wisconsin law, shall submit to the Office of the Commissioner of Insurance, Bureau of Financial Examinations, P.O. Box 7873, Madison, WI 53707-7873, an annual audited financial report within 180 days after the end of the IPA's fiscal year. Such financial report shall be prepared on an accrual basis in accordance with generally accepted accounting practices. The financial report shall include: a report of an independent certified public accountant; balance sheet; statement of gain or loss from operations; statement of changes in financial position; statement of changes in net worth; notes needed for fair presentation and disclosure; and supplemental data and information which the commissioner may from time to time require. Failure of the IPA to submit such report to the Office of the Commissioner of Insurance in a timely manner shall be deemed a material breach of this Agreement and may result in its non-renewal.

H. Clinic agrees to maintain, to the extent reasonably feasible, in accordance with generally accepted accounting principles such financial and accounting information relating to those aspects of the Clinic's operations which pertain to VHP and its Members as shall be reasonably necessary for the administration of the VHP program. On reasonable notice and at all reasonable times, VHP may examine such information and the sources of such information.

I. Clinic shall, in accordance with Wis. Admin. Code ss. 18.03(2)(c), provide VHP with copies of records and respond to specific questions for review of quality issues and/or Member grievances within thirty (30) days.

J. Clinic shall abide by all applicable provisions of VHP's agreement with the State of Wisconsin, Medicaid/Badgercare HMO contract, including but not limited to, those provisions outlined in Exhibit 2, attached hereto and made a part of this Agreement.

K. For any applicable Program, Members shall designate a Primary Care Clinic. Clinic acknowledges that Members who are members of the same family unit need not select the same Primary Care Clinic. Clinic further acknowledges that a Member may elect to change, or VHP may change, the Member's Primary Care Clinic.

L. Clinic agrees to cooperate with VHP rules and regulations, including Member rights and responsibilities standards and referral rules, as they are established and amended from time to time. Copies of the relevant rules and regulations are available for review by Clinic during VHP's normal business hours at its main administrative office. If Clinic violates said rules or regulations or the provisions of this Agreement, Clinic shall be in breach of this Agreement.

                        II. PHYSICIAN'S RESPONSIBILITIES
                        --------------------------------

All obligations created hereunder are agreed to by Clinic on behalf of Physicians. Clinic shall, in its agreements with Physicians, require that Physicians comply with the following terms.

A. Physician shall serve on the active medical staff of one or more Hospitals and shall at all times maintain good standing among their professional peers. Physician shall, in writing and within ten (10) business days, notify VHP of any change in status regarding medical staff privileges or other certifications.

B. Physician shall carry medical malpractice insurance as required by the laws of the State of Wisconsin, or any other state(s) law(s) as necessary to fulfill Physician's responsibilities under this Agreement. Insurance described in this Article must provide coverage to Physician, and Physician's staff, agents and employees, as appropriate. Evidence of all such insurance shall be provided to VHP upon request. Physician shall in writing and within ten (10) business days, notify VHP of any restrictions, changes, cancellations or terminations of any of the insurance described in this Article.

C. Subject to the terms of this Agreement, Physician shall provide Covered Services to Members in the same manner and in accordance with the same standards as medical services are provided to Physician's other patients. Physician shall:
     1. within the first year of this Agreement, accept as his or her patients all eligible Members unless the Physician's practice has already been closed in the previous contract period;
     2. following the first year of this Agreement, to the extent he or she accepts new patients, accept new Member patients; and
     3. provide VHP with sixty (60) days prior written notice (or as soon as reasonably possible if Physician is unable to provide sixty (60) days prior written notice) if Physician will not be accepting additional patients, and documentation in support of Physician's claims that he or she is not realistically capable of accepting additional patients.

     VHP may denote in its marketing and advertising materials which Physicians have been identified as not accepting additional patients.

D. For all applicable Programs, Physician specifically acknowledges that all hospital admissions are subject to the Quality Improvement and Utilization Management programs described herein, and shall admit or arrange for the admission of Members only to Hospital, unless:
     1. the admitted Member, or an authorized relative on the Member's behalf, requests admission to a non-Network hospital;
     2. due to an emergency, it is not possible without compromising the Member's health to admit the Member to Hospital; or
     3. VHP gives prior written approval for the admission to a non-Network hospital.

E. Physician agrees to refer Members to other providers when he or she is incapable of providing specialized Medically Necessary services or when medically appropriate, and then only to other Network Physicians, unless:
     1. due to an emergency, it is necessary that the Member be attended by a non-Network Physician; or
     2. VHP gives prior written approval for a referral to a non-Network Physician.

F. Physician shall render Covered Services to Members in the most cost-efficient manner consistent with sound medical practice. Where it is possible without compromising the Member's health care, Physician shall adopt the following procedures, provided the alternative to such a procedure would be more costly:
     1.   prescribe drugs generically;
     2.   avoid admitting Members to hospitals on weekends;
     3. perform diagnostic procedures prior to admitting a Member to a hospital;
     4.   provide care on an outpatient basis; and
     5. utilize home care and place Members in facilities or institutions other than hospitals during periods of convalescence.

G. A Physician or other person who completes a claim on Physician's behalf shall attempt to ascertain from each Member whether primary health care coverage is available from a source other than the Program. In the event there is other primary coverage, Physician or other person who completes the claim on Physician's behalf shall indicate such other coverage when submitting a claim to VHP.

H. Physician shall allow VHP to identify Physician as Network Provider physicians and, if appropriate, as primary care physicians or specialty care physicians, and to publicize in promotional materials Physician's name, address, telephone number, specialty (if appropriate), and other pertinent information. Should this Agreement terminate, Physician shall post a notice in his or her office to advise his or her patients who are Members that he or she is no longer a Network Provider until such time as Physician's name is deleted from VHP's promotional materials.

I. Physician agrees that the referral of any Member to a non-Network physician shall require the prior written authorization of VHP. Physician agrees that prior written authorization is required from VHP for certain in-network services. Further, Physician agrees that prior written authorization from VHP is required for any out-of-network services. Pursuant to VHP's medical management guidelines, Physician agrees to assist Members in obtaining necessary authorizations.

J. Not withstanding Sections II. E and I above, in no way will L/M be responsible for any costs of referral care, with or without an authorization from VHP.

K. Physician shall, in accordance with Wis. Admin. Code ss. 18.03(2)(c), provide VHP with copies of records and respond to specific questions for review of quality issues and/or Member grievances within thirty (30) days.

L. Physician shall abide by all applicable provisions of VHP's agreement with the State of Wisconsin, Medicaid/Badgercare HMO contract, including but not limited to, those provisions outlined in Exhibit 2, attached hereto and made a part of this Agreement.

M. Physician agrees to cooperate with all VHP rules and regulations, including Member rights and responsibilities standards and referral rules, as they are established and amended from time to time. Copies of the relevant rules and regulations are available for review by Physician during VHP's normal business hours at its main administrative office. If Physician violates said rules or regulations or the provisions of this Agreement, Physician shall be in breach of this Agreement.

                        III. HOSPITAL'S RESPONSIBILITIES
                        --------------------------------

All obligations created hereunder are agreed to by Clinic on behalf of Hospital. Clinic shall, in its agreement with Hospital, require that Hospital comply with the following terms.

A. Hospital shall carry medical malpractice insurance as required by the laws of the State of Wisconsin, or any other state(s) law(s) as necessary to fulfill Hospital's responsibilities under this Agreement. Insurance described in this Article must provide coverage to Hospital, and its staff, agents and employees, as appropriate. Evidence of all such insurance shall be provided to VHP upon request. Hospital shall in writing and within ten
     (10) days notify VHP of any restrictions, changes, cancellations or terminations of any of the insurance described in this Article.

B. Except as provided in Section III. C. below, Hospital has and shall maintain in good standing all licenses, certifications, and other governmental approvals which by law are required for Hospital to perform its responsibilities pursuant to this Agreement. Hospital shall also maintain in good standing accreditation by the Joint Commission on Accreditation of Health Care Organizations ("JCAHO") or the American Osteopathic Association ("AOA"), whichever is applicable. Evidence of such licenses, certificates, and accreditation shall be made available to VHP upon request. Hospital shall, in writing and within ten (10) business days, notify VHP of any restrictions, changes, cancellations or terminations of any of the licenses, certificates, and accreditations described in this Article.

C. If Hospital is not JCAHO and/or AOA accredited or certified, Hospital shall maintain an active quality assurance program. VHP shall monitor such program pursuant to Section VI. VHP shall also monitor Hospital in accordance with nationally recognized accrediting bodies including, but not limited to, the National Committee for Quality Assurance ("NCQA") standards that include, but are not limited to, the following: initial on-site review of Hospital and Hospital's policies and procedures prior to execution of this Agreement in order to evaluate Hospital's conformance with VHP standards for non-accredited Hospitals; confirmation that Hospital is in good standing with state and federal regulatory bodies, as well as confirmation of Hospital's continued good standing with same at least every three (3) years; and, if such review is requested by VHP, planned on-site review of Hospital's facility, policies and procedures.

D. Subject to the terms of this Agreement, Hospital shall provide Covered Services to Members in the same manner and in accordance with the same standards as hospital services are provided to Hospital's other patients.

E. Hospital shall take reasonable steps to ensure that all physicians, staff members, employees and other persons responsible for providing health care at Hospital comply with applicable laws and regulations, Hospital rules, and prevalent legal standards of care. Hospital shall, in writing and within ten (10) business days, notify VHP of any restrictions, changes, or terminations of Hospital privileges of any Physician.

F. Where it is possible, without compromising the Member's health care, Hospital shall encourage physicians to adopt the following procedures, provided the alternative to such procedure would be more costly:
     1.   avoid admitting Members to Hospital on weekends;
     2.   perform diagnostic procedures prior to admitting a Member to Hospital;
          and
     3.   provide care on an outpatient basis.

     This Article shall not be construed to prohibit Hospital from performing the services mentioned herein during a Member's inpatient stay, provided the reason for the stay or length of stay is not based solely on the rendition of such services.

G. Hospital, or any person who completes a claim on Hospital's behalf, shall attempt to ascertain from each Member whether primary health care coverage is available from a source other than the Program. In the event there is other primary coverage, Hospital, or the person who completes the claim on Hospital's behalf shall indicate such other coverage when submitting a claim to VHP.

H. Hospital shall allow VHP to identify Hospital as a Network Provider hospital and to publicize in promotional materials Hospital's name, address, telephone number, and any other pertinent information.

I. Hospital specifically acknowledges that Physicians working within Hospital are solely responsible for all clinical decisions regarding admission, treatment, and/or discharge of Members under Hospital's care, notwithstanding receipt by Hospital of any denial, authorization, or recommendation issued by VHP pursuant to its Utilization Management and Quality Improvement programs.

J. Hospital shall, in accordance with Wis. Admin. Code ss. 18.03(2)(c), provide VHP with copies of records and respond to specific questions for review of quality issues and/or Member grievances within thirty (30) days.

K. Hospital shall provide to VHP a current directory and its periodic updates, which identify those physicians having staff privileges at Hospital and the level of such privileges.

L. Hospital shall abide by all applicable provisions of VHP's agreement with the State of Wisconsin, Medicaid/Badgercare HMO contract, including but not limited to, those provisions outlined in Exhibit 2, attached hereto and made a part of this Agreement.

M. In accordance with VHP's quality improvement and utilization management policies and procedures, Hospital shall notify VHP of all Inpatient admissions within twenty-four (24) hours, regardless of whether it is a scheduled or emergency admission. For Inpatient admissions to Luther Hospital, L/M and VHP agree to establish a formal contract for utilization management including but not limited to current processes for pre-admission review and certification, admission and continued stay review, case management and retrospective review as outlined in Exhibit 3. If a formal contract is not executed by June 30, 2003, utilization management policy for admissions to Luther Hospital shall be governed by policy as determined by the Quality Committee in accordance with it responsibilities, as set forth in the Agreement.

N. Hospital agrees to maintain, to the extent reasonably feasible, in accordance with generally accepted accounting principles such financial and accounting information relating to those aspects of the Hospital's operations which pertain to VHP and its Members as shall be reasonably necessary for the administration of the VHP program. On reasonable notice and at all reasonable times, VHP may examine such information and the sources of such information.

O. Hospital agrees to cooperate with all VHP rules and regulations, including Member rights and responsibilities standards and referral rules, as they are established and amended from time to time. Copies of the relevant rules and regulations are available for review by Hospital during VHP's normal business hours at its main administrative office. If Hospital violates said rules or regulations or the provisions of this Agreement, Hospital shall be in breach of this Agreement.

                      IV. VHP'S RIGHTS AND RESPONSIBILITIES
                      -------------------------------------

A. VHP shall identify Clinic, Hospital, and Physicians as Network Providers in promotional and informational materials which it distributes or publishes to Members residing or working within a reasonable geographical distance from Clinic's facility(ies). VHP shall not identify hospital-based Physicians (i.e., anesthesiologists, pathologists, radiologists and emergency room physicians) in promotional materials or provider directories.

B. VHP shall encourage Members to seek Clinic's, Hospital's, and Physicians' services.

                                V. REIMBURSEMENT
                                ----------------

A. VHP shall reimburse Clinic, Hospital, and/or Physicians for the rendition of Covered Services to Members in the amount and manner set forth in
     Exhibit 1, which is attached hereto and made a part hereof to this Agreement. The reimbursement set forth in Exhibit 1 shall be subject to the Best Price provisions outlined in Section 5 of this Agreement. Regardless of the reimbursement methodology identified in Exhibit 1, VHP shall have the exclusive right to use Coding Edits to determine the fee that corresponds to the appropriate coding guideline for reporting a particular procedure. VHP reserves the right to withhold payment for any claims submitted after twelve (12) months of the date of service. Clinic, Hospital, and Physicians shall submit claims electronically. VHP shall send remittance advices to Luther Hospital and Midelfort Clinic electronically. The electronic remittance files sent by VHP shall be in HIPAA-compliant 835 format and acceptable for electronic posting. VHP shall make weekly payments and shall be subject to a penalty of $5,000 per week for every week of claims with dates of service January 1, 2003 and later that is not in a format acceptable for electronic posting to patient accounts.

B. Clinic, Hospital, and Physicians shall accept payments as payment in full for Covered Services rendered to Members. Clinic, Hospital, and Physicians shall not be permitted to bill or collect payment from Members, except for:
     1.   services not covered by the Program; and
     2.   deductibles and co-payments, as provided for by the Program.

     Neither Clinic, Hospital, nor Physicians shall elect to be exempt from any state laws restricting recovery of charges for covered services from HMO Members.

C. In the event an error in payment is made, VHP must submit a post-payment refund request to Clinic, Hospital, and/or Physicians to compensate for the error. In the event Clinic, Hospital and/or Physicians fail to submit requested payment to VHP within sixty (60) days, VHP shall adjust later payments to Clinic, Hospital and/or Physicians to compensate for the error, notwithstanding the fact that the subsequent payments might be unrelated to those services for which the erroneous payment was made. Luther Midelfort reserves the right to withhold payment for any refund requests submitted after twelve (12) months from the date of payment.

D. In the event a Member has duplicate coverage and VHP is secondary to another non -government payor, VHP will allow up to the contracted amount VHP would have paid had VHP been primary. For services covered by a government payor when VHP is secondary to a government payor, VHP will allow up to the government payor's allowed amount. For services not covered by a government payor when VHP is secondary, VHP will apply the HMO reimbursement rate to covered services.

E. VHP shall compensate Clinic, Hospital, and Physicians in a manner consistent with

     Wisconsin's Timely Payment of Claims Statute, Wis. Stat.ss.628.46, upon receipt of a valid claim for Covered Services rendered pursuant to this Agreement.

F. This Agreement shall not apply to those professional Inpatient Services rendered by Physician during a Member's confinement in Hospital if the confinement commenced prior to the effective date of this Agreement.

G. VHP shall reimburse Hospital in accordance with the terms and conditions of this Agreement for Inpatient Services rendered to a Member subsequent to the termination of this Agreement if the Member's hospital confinement commenced prior to such termination date.

H. VHP assumes full financial responsibility for the reimbursement of L/M with respect to those Covered Services rendered to Members covered under an insured product. Should the Program be offered on a self-insured basis, reimbursement for Covered Services rendered to Members covered under a self-insured product shall be made from a fund established and supported by the group health plan of which the Member is enrolled. VHP shall accept no liability for the capacity of such fund to satisfy Provider's claims. It is understood that VHP's sole function relative to a self-insured product shall be to provide administrative services to the extent agreed upon by VHP and the applicable employer group. If funding by self-funded employer is insufficient to satisfy Provider's claims, Provider may bill Member.

               VI. UTILIZATION MANAGEMENT AND QUALITY IMPROVEMENT
               --------------------------------------------------

A. Clinic, Hospital (other than Luther Hospital as referenced in Article III.M.), and Physicians shall participate in programs or activities of Utilization Management and Quality Improvement, or any similar such programs, established by VHP. The programs' or activities' purpose(s) shall be to monitor and reduce the utilization and cost of hospital and medical services while maintaining quality health care for Members. The programs or activities may be administered by VHP, one of its affiliates, or a contracted vendor of such programs or activities.

B. The Utilization Management program may consist of various review methodologies, including but not limited to, preauthorization (for applicable programs), pre-admission review and certification, admission and continued stay review, case management and retrospective case review as deemed appropriate by VHP in accordance with established guidelines and procedures.

C. Clinic, Hospital, and Physicians shall cooperate with and support the Quality Improvement program, which may consist of various policies, procedures and review methodologies, including but not limited to:
     1. For professional services: pre-contractual and subsequent biannual site and medical records review (PCPs, OB/GYNs, behavioral health sites); pre-contractual credentialing and recredentialing at least every three (3) years (MD, DO, DDS, PhD,

          PsyD, ICSW, CICSW, APNP-Psychiatric); quality alert complaint and sentinel event reviews; review of generally accepted clinical practice guidelines; and, cooperation with data collection.
     2. For facilities: pre-contractual site review and subsequent triannual site reviews (non-accredited hospitals, skilled nursing facilities, ambulatory surgical centers, home health agencies); pre-contractual credentialing and recredentialing every three years (hospitals, skilled nursing facilities, ambulatory surgical centers, home health agencies, day treatment centers, residential treatment centers); quality alert complaint and sentinel event reviews; and, cooperation with data collection.

D. Clinic, Hospital, and Physicians shall meet all credentialing standards of the National Committee Quality Assurance ("NCQA") and VHP. Failure to cooperate with the credentialing process, or meet credentialing standards, may result in the immediate termination of the Agreement.

E. Pursuant to Section III. B. herein, Hospital shall maintain in good standing accreditation by JCAHO or AOA, whichever is applicable. Hospital shall also maintain in good standing its Medicare certification. Hospital shall advise VHP of any change or modification to such accreditation or certification within thirty (30) days thereof. VHP reserves the right to request Hospital to provide the most current applicable accreditation or certification survey results.

                              VII. MEDICAL RECORDS
                              --------------------

A. VHP and Hospital, Clinic, and/or Physician hereby acknowledge and agree that all medical records or other correspondence, written, verbal or electronic, and documentation containing Individually Identifiable Health Information ("Health Information"), as defined herein, shall be used only for health purposes, including but not limited to treatment, which shall include not only the provision of health care, but also the coordination of health care among health care providers, and reimbursement or other uses as required to carry out the purposes of this Agreement. All Health Information shall be handled in a manner which is reasonably expected to maintain its confidential nature, protecting it from deliberate or inadvertent misuse or disclosure, and in compliance with all local, state and federal laws, rules and/or regulations regarding the possession and handling of such information.

     For the purposes of this Agreement, "Health Information" means any information, whether written, verbal or electronic, obtained or accessed by either party which 1) can be used to identify an individual; and 2) relates to a physical, mental or health condition of any individual; the provision of mental or health care to an individual; or the payment for the provision of mental or health care to an individual.

B. Upon request, Hospital, Clinic, and/or Physician shall submit Member's Health Information to VHP in accordance with this Article. Health Information requested by VHP shall be deemed to be the "minimum necessary," pursuant to the Health Insurance Portability and Accountability Act privacy regulations, 45 CFR ss. 164.502(b), et seq.

     VHP reserves the exclusive right to determine the amount of Health Information which is minimally necessary in any particular situation, which determination shall be final and binding upon Hospital, Clinic, and/or Physician and shall not be subject to challenge by Hospital, Clinic, and/or Physician. VHP also exclusively assumes any and all risk liability associated with exercising this specified right regarding "minimally necessary" determination under HIPAA.

C. To the extent permitted by state and federal law relating to confidentiality of records, copies of patient health care records required for administration of the Quality Improvement program shall be submitted to VHP within a reasonable time and at charges no greater than those identified in Wis. Admin. Code ss. HFS 117.05.

D. To the extent permitted by state and federal law relating to the confidentiality of records, copies of patient health care records required for billing, collection or payment of claims shall be submitted to VHP within ten (10) days of the request and at no charge.

E. Should this Agreement be terminated, Clinic, Hospital and/or Physician shall transfer a copy of Member's medical records to the Member or another provider, upon request and at no cost, provided that the Member makes such request in writing.

F. Clinic, Hospital and/or Physician shall maintain a separate patient record on behalf of each individual Member. Such record shall contain information required by federal and state laws, the Medicare and Medicaid programs where applicable, nationally recognized accrediting bodies, including but not limited to NCQA, American Accreditation HealthCare Commission, Inc. (formerly known as the Utilization Review Accreditation Commission), Joint Commission on Accreditation of Health Care Organizations and/or the American Osteopathic Association, if applicable, and VHP. Such records shall be retained for at least seven (7) years following the Member's last date of service, or a longer period if required by applicable law.

                                VIII. TERMINATION
                                -----------------

A. VHP may terminate the Network Provider status of Clinic, Hospital, and/or Physician immediately in the event Clinic, Hospital, and/or Physician:
     1. presents or causes to be presented to VHP a false or fraudulent claim or any proof in support of such claim, or prepares, makes or subscribes to a false or fraudulent account, certificate, affidavit, proof of loss or other document or writing in support of a claim made to VHP, for or on behalf of any person insured or eligible for benefits under the Program;
     2. is convicted of violating Wis. Stat. ss. 943.395, or any similar statute of another state or jurisdiction.

B. VHP may terminate the Network Provider status of an individual Physician immediately in the event that the Physician:
     1.   is convicted of a felony or misdemeanor involving sexual misconduct;
          or

     2.   loses his or her license or certificate of registration to practice.

C. In the event a Physician is reprimanded, or has his or her license limited, suspended or revoked, Clinic shall give notice to VHP within ten (10) days. Clinic shall notify VHP within ten (10) days of Clinic's notification of the commencement of any civil or criminal action, including any professional liability suit, brought against Clinic or any Physician, or any settlement thereof. Any notification required by this Section shall be sent to the attention of VHP's Medical Director. Failure to provide any required notification shall be considered a material breach of this Agreement.

D. Notwithstanding any portion of this Section, VHP may terminate the Network Provider status of Hospital on the effective date of a reprimand, or a limitation, suspension or revocation of Hospital's license, by any appropriate regulatory body. In the event Hospital is reprimanded or has its license limited, suspended or revoked, Hospital shall give notice to VHP within ten (10) days. Hospital further shall notify VHP within ten (10) days of Hospital's notification of the commencement of any civil or criminal action, including any professional liability suit, brought against Hospital, or any settlement thereof. Any notification required by this Section shall be sent to the attention of VHP's Medical Director. Failure to provide any required notification shall be considered a material breach of this Agreement.

F. The termination of this Agreement shall not relieve the parties of any obligation owed to each other nor relieve the parties of any other obligations of this Agreement which shall continue past or survive the termination of this Agreement. The provisions of this Agreement shall continue to apply to any such obligations.

G. In the event of termination of this Agreement, Clinic, Hospital, and/or Physician shall remain available at VHP's option, in accordance with Wis. Stat. ss. 609.24, to provide services to Members. Clinic, Hospital and/or Physician shall be reimbursed for services performed after termination at the contracted rate in force at the time of termination.

H. In the event of a material breach by one party, the non-breaching party may give notice specifying the breach and requiring correction of the breach within a reasonable period of time, which period shall not be less than fifteen (15) days after receipt of notice. In the event the breaching party has not cured the breach within the required time, the non-breaching party may immediately terminate this Agreement. If the breaching party has cured the breach within the required time, this Agreement shall remain in effect and the non-breaching party shall be limited to actual damages and specific performance as its exclusive remedies. In terms of Clinic, Hospital, and/or Physician, material breach shall include, but not be limited to:
     1. refusing to participate in or cooperate with the Utilization Management or Quality Improvement program, as provided for herein; or
     2. seeking or collecting payment from a Member in violation of the terms herein.

                                    EXHIBIT 1

I. Set forth herein are the financial terms for the Agreement between VHP and L/M with respect to Covered Services rendered to VHP Members.

     A.   HMO Reimbursement
          -----------------

     VHP shall reimburse Clinic, Hospital, and/or Physician for the rendition of Covered Services to Members in an amount equal to provider's charge less the applicable discounts outlined below during each corresponding contract year:

------------------------ --------------- --------------- ---------------
Provider                 2003            2004            2005
------------------------ --------------- --------------- ---------------
Clinic/satellites        25%             20%             15%
------------------------ --------------- --------------- ---------------
Luther Hospital          15%             15%             15%
------------------------ --------------- --------------- ---------------
Barron, Bloomer &        3%              3%              3%
Osseo Hospitals
------------------------ --------------- --------------- ---------------

     B.   POS Reimbursement
          -----------------

         VHP shall reimburse Clinic, Hospital and/or Physician for the rendition of Covered Services to Members in an amount equal to provider's charge less the applicable discounts outlined below for each corresponding contract year:


------------------------ --------------- --------------- ---------------
Provider                 2003            2004            2005
------------------------ --------------- --------------- ---------------
Clinic/satellites        15%             15%             15%
------------------------ --------------- --------------- ---------------
Luther Hospital          15%             15%             15%
------------------------ --------------- --------------- ---------------
Barron, Bloomer &        3%              3%              3%
Osseo Hospitals
------------------------ --------------- --------------- ---------------


     C.   M.A./Badgercare Product
          -----------------------

          1. VHP shall reimburse Clinic, Physicians and/or Hospitals for the rendition of Covered Services to Members pursuant to the Medicare/Badgercare fee schedule.

          2. VHP and L/M will each be responsible for fifty (50) percent of the total annual Health Check penalties incurred by VHP during each calendar year of the term of the Agreement for Members who select Clinic as their Primary

               Care Clinic. VHP shall notify L/M of its share of the penalty in writing by March 31 of each calendar year of the term of the Agreement. Payment by L/M to VHP shall be due within thirty (30) days of L/M's notification of the penalty amount.

          D.   Medicare Supplemental Product
               -----------------------------

               VHP shall reimburse Clinic, Physician, and/or and Hospitals for the rendition of Covered Services to Members pursuant to Medicare's fee schedule for Medicare-allowed benefits. For Covered Services allowed by VHP but not Medicare, VHP shall reimburse Clinic, Physician, and/or Hospitals for the rendition of Covered Services to Members pursuant to the HMO Product reimbursement rates identified the charts in Section I, A above.

II.  Predictable Fee Increases (Clinic and Luther Hospital only)
     -----------------------------------------------------------

     A. Clinic and Luther Hospital shall each be allowed one (1) annual fee increase during each calendar year of the term of the Agreement. The impact to VHP of such annual allowable fee increase shall not exceed eight (8) percent in the aggregate for each calendar year of the term of the Agreement. When comparing actual fee increases to the aforementioned eight (8) percent cap ("Cap"), Luther Hospital and Clinic will be viewed in the aggregate. If the Cap is exceeded on an aggregate basis, discount amounts as set forth in Section I above ("Discounts") will be adjusted so that the impact upon VHP equates to eight (8) percent.

     B. For each year of the term of the Agreement, VHP and L/M will mutually agree to a selected base of high frequency CPT codes which will be used to evaluate the relationship of annual fee adjustments and their impact upon VHP. Prior year volumes of the selected base of CPT codes, as determined from VHP's claim system, will be used to determine the weighted impact of fee increases upon VHP for each year.

     C. If L/M has any additional fee increase(s) within a calendar year, an appropriate adjustment will be made to the Discounts to negate any impact of such increase upon VHP.

     D. Each year's base for determining the Discount for that year will be the prior year's discounted fee schedule utilized by VHP.

     E. VHP may conduct audits of the L/M charge master to verify the accuracy of charge levels.

     F. LM may conduct audits of VHP's calculations in determining the impact of annual fee increases.

     G. Any adjustments to the Discounts will be mutually agreed upon by L/M and VHP.

III. Member Liability
     ----------------

     Any applicable discount shall be applied to the total allowable charge before any applicable co-payments, co-insurance or deductibles are applied.

IV.  Coding Edits
     ------------

     A. Coding Edits applied to L/M claims shall be subject to a maximum impact of one (1) percent of total billed charges (exclusive of provider discounts arrangements outlined this Exhibit 1, Article I.) on a calendar year basis for all denials applied to provider responsibility from whatever source.

     B. L/M shall track Coding Edit denials for dates of service from January 1 through December 31 ("Tracking Period") for each term of the Agreement. Should the denials exceed one (1) percent of total billed charges for a calendar year, L/M shall notify VHP and provide supporting documentation of charge calculations by March 1 of the year following the Tracking Period. Any reconciliation payments required by VHP shall be due on March 15 of the year following the Tracking Period.

                                    EXHIBIT 2

Clinic, Hospital, and/or Physician agrees to abide by all applicable provisions of VHP's agreement with the State of Wisconsin Department of Health and Family Services ("DHFS"), hereafter referred to as MA(Medicaid)/HMO contract. The MA/HMO contract is incorporated by reference herein and Clinic, Hospital, and/or Physician compliance with the Medicaid/Badgercare HMO contract specifically includes but is not limited to the following requirements:

(a) Clinic, Hospital, and Physician uses only Medicaid-certified providers in accordance with Article III.DD. of the Medicaid/Badgercare HMO contract.

(b) No terms of this subcontract are valid which terminate legal liability of HMO in accordance with Article III.BB. of the Medicaid/Badgercare HMO contract.

(c) Clinic, Hospital, and Physician agree to participate in and contribute required data to HMO Quality Improvement programs as required in Article III.Y. of the Medicaid/Badgercare HMO contract.

(d) Clinic, Hospital, and Physician agree to abide by the terms of the Medicaid/Badgercare HMO contract (Article III.E.) for the timely provision of emergency and urgent care. Where applicable, Clinic, Hospital, and Physician agrees to follow those procedures for handling urgent and emergency care cases stipulated in any required hospital/emergency room MOUs signed by HMO in accordance with Article III.K. of the Medicaid/Badgercare HMO contract.

(e) Clinic, Hospital, and Physician agree to submit HMO recipient history/encounter data in the format specified by the HMO, so the HMO can meet the Department specifications required by Article VI and Addendum IV of the Medicaid/Badgercare HMO contract. HMOs will evaluate the credibility of data obtained from subcontracted vendors' external databases to ensure that any patient-reported information has been adequately verified.

(f) Clinic, Hospital, and Physician agree to comply with all non-discrimination requirements in Article III.Q. of the Medicaid/Badgercare HMO contract.

(g) Clinic, Hospital, and Physician agree to comply with all record retention requirements and, where applicable, the special reporting requirements on abortions, sterilizations, hysterectomies, and Health Check requirements.

(h) Clinic, Hospital, and Physician agree to provide representatives of HMO, as well as duly authorized agents or representatives of DHFS and the Federal Department of Health and Human Services, access to its premises and its contract and/or medical records in accordance with Article III and Article IX of the Medicaid/HMO contract. Clinic, Hospital, and Physician agree otherwise to preserve the full confidentiality of medical records in accordance with Article XIII of the Medicaid/Badgercare HMO contract.

(i) Clinic, Hospital, and Physician agree to the requirements for maintenance and transfer of medical records stipulated in Article III.Y. of the Medicaid/Badgercare HMO contract. Clinic, Hospital, and Physician agree to make medical records available to recipients and their authorized representatives within ten (10) working days of the record request. This requirement will take effect when the same requirement goes into effect for the fee-for-service. The Department will notify HMOs when this occurs.

(j) Clinic, Hospital, and Physician agree to ensure confidentiality of family planning services in accordance with Article III.C. of the Medicaid/Badgercare HMO contract.

(k) Clinic, Hospital, and Physician agree not to create barriers to access to care by imposing requirements on recipients that are inconsistent with the provisions of medically necessary and covered Medicaid benefits (e.g., COB recovery procedures that delay or prevent care).

(l) Clinic, Hospital, and Physician agree to clearly specify referral approval requirements to its providers and in any sub-subcontracts.

(m) Clinic, Hospital, and Physician agree not to bill an Medicaid enrollee for medically necessary services covered under the Medicaid/Badgercare HMO contract and provided during the enrollee's period of HMO enrollment. This provision shall continue to be in effect if the HMO becomes insolvent. However, if an enrollee agrees in writing to pay for a non-Medicaid covered service, then the HMO, HMO provider, Clinic, Hospital, and/or Physician can bill.

     The standard release form signed by the enrollee at the time of services does not relieve the HMO, Clinic, Hospital, and Physician from the prohibition against billing a Medicaid enrollee in the absence of a knowing assumption of liability for a non-Medicaid covered service. The form or other type of acknowledgment relevant to Medicaid enrollee liability must specifically state the admissions, service, or procedures that are not covered by Medicaid.

(n) Clinic, Hospital, and Physician must forward to the HMO medical records pursuant to grievances, within fifteen (15) working days of the HMO's request. If Clinic, Hospital, and/or Physician does not meet the fifteen
     (15) day requirement, Clinic, Hospital, and/or Physician must explain why and indicate when the medical records will be provided.

(o) Clinic, Hospital, and Physician agree to abide by the terms of Article III.I. regarding appeals to the HMO and to the Department for HMO non-payment of service providers.

(p) Clinic, Hospital, and Physician agree to abide by the HMO marketing/informing requirements. Clinic, Hospital, and/or Physician will forward to the HMO for prior approval all flyers, brochures, letters, and pamphlets the subcontractor intends to distribute to its Medicaid enrollees concerning its HMO affiliation(s), changes in affiliation, or relates directly to the Medicaid population. Clinic, Hospital, and Physician will not distribute any

     "marketing" or recipient informing materials without the consent of the HMO and the Department.

                                  Attachment B
                                Provider Listing

----------------------------------------------------------------------------------------------------------------------------
Location                                            Address                            Phone Number        Federal Tax ID

--------------------------------------------------- ---------------------------------- ------------------- -----------------
Clinics
--------------------------------------------------- ---------------------------------- ------------------- -----------------
B Midelfort Clinic - Barron                         1220 East Woodland Avenue          (715) 537-3166      39-1735831
                                                    Barron, WI 54812
--------------------------------------------------- ---------------------------------- ------------------- -----------------
E Midelfort Clinic - Bloomer                        1507 Vine Street                   (715) 568-4650      39-1735831
                                                    Bloomer, WI 54724
--------------------------------------------------- ---------------------------------- ------------------- -----------------
B Midelfort Clinic - Cameron                        1001 Main Street                   (715) 458-4380      39-1735831
                                                    Cameron, WI 54822
--------------------------------------------------- ---------------------------------- ------------------- -----------------
B Midelfort Clinic - Chetek                         220 Douglas Street                 (715) 924-4811      39-1735831
                                                    Chetek, WI 54728
--------------------------------------------------- ---------------------------------- ------------------- -----------------
E Midelfort Clinic - Chippewa Falls                 611 First Avenue                   (715) 720-4400      39-1735831
                                                    Chippewa Falls, WI 54729
--------------------------------------------------- ---------------------------------- ------------------- -----------------
E Midelfort Clinic - Clairemont Campus              733 W. Clairemont Ave              (715) 838-5222      39-1735831
                                                    Eau Claire, WI 54701
--------------------------------------------------- ---------------------------------- ------------------- -----------------
E Midelfort Clinic - Colfax                         1010 High Street                   (715) 962-3117      39-1735831
                                                    Colfax, WI 54730
--------------------------------------------------- ---------------------------------- ------------------- -----------------
E Midelfort Clinic - Luther Campus                  1400 Bellinger Street              (715) 838-5222      39-1735831
                                                    Eau Claire, WI 54703
--------------------------------------------------- ---------------------------------- ------------------- -----------------
E Midelfort Clinic - Mondovi                        700 Buffalo Street                 (715) 926-4858      39-1735831
                                                    Mondovi, WI 54755
--------------------------------------------------- ---------------------------------- ------------------- -----------------
E Midelfort Clinic - Osseo                          674 8th Street                     (715) 597-2575      39-1735831
                                                    Osseo, WI 54758
--------------------------------------------------- ---------------------------------- ------------------- -----------------
B Midelfort Clinic - Prairie Farm                   224 River Avenue                   (715) 455-1666      39-1735831
                                                    Prairie Farm, WI 54762
----------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------
Hospital and Nursing Homes
--------------------------------------------------- ---------------------------------- -------------------- ----------------
Barron Medical Center Hospital and Nursing Home     1222 East Woodland Avenue          (715) 537-3186       39-0920634
                                                    Barron, WI 54812
--------------------------------------------------- ---------------------------------- -------------------- ----------------
Bloomer Community Memorial Hospital and Maplewood   1501 Thompson Street               (715) 568-2000       39-0980343
Nursing Home                                        Bloomer, WI 54724
--------------------------------------------------- ---------------------------------- -------------------- ----------------
Luther Hospital                                     1221 Whipple Street                (715) 838-3311       39-0813418
                                                    P.O. Box 4105
                                                    Eau Claire, WI 54702
--------------------------------------------------- ---------------------------------- -------------------- ----------------
Osseo Area Medical Center and                       13025 8th Street                   (715) 597-3121       39-1029430
Nursing Home                                        P.O Box 70
                                                    Osseo, WI 54758
----------------------------------------------------------------------------------------------------------------------------


E Eau Claire Claims Billing/Processing               B Barron Region Claims Billing/Processing
---------------------------------------              -----------------------------------------
    HCFA 1500 Box 33:                                HCFA 1500 Box 33:
    Midelfort Clinic MRP                             Midelfort Clinic MRP-BCC
    PO Box 1510                                      1220 Woodland Ave
    Eau Claire, WI 54702-1510                        Barron, WI 54812

                                   Exhibit 3
                       UTILIZATION REVIEW PROCESS FOR VHP

Patient    LutherMidelfort UR   Attending MD   Dr. Lindsay    VHP   Luther
                                                                    Midelfort SW
-------    ------------------   ------------   -----------    ---   ------------






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